Exhibit 99.1

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Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on December 11, 2019.

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2019 Special Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR Proposals 1 and 2.

		For	Against	Abstain			For	Against	Abstain
1.	To approve the Agreement and Plan of Merger dated as of July 24, 2019 by and between Investors Bancorp, Inc. and Gold Coast Bancorp, Inc., and all of the matters contemplated in the merger agreement, pursuant to which Gold Coast Bancorp, Inc. will merge with and into Investors Bancorp, Inc., with Investors Bancorp, Inc. surviving the merger.	☐	☐	☐	2.	To approve a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as shall properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Gold Coast Bancorp, Inc.

SPECIAL MEETING OF SHAREHOLDERS
December 12, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William C. Morrell, with full power of substitution, to represent and vote all shares of stock standing in my name on the books of Gold Coast Bancorp, Inc. at the close of business on November 4, 2019, which I would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company, to be held at the Company’s corporate headquarters, 2929 Expressway Drive North, Islandia, NY 11749 on December 12, 2019 at 3:00 p.m., local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified below. If no choice is specified, the proxy will be voted “FOR” approval of the Agreement and Plan of Merger and “FOR” approval of one or more adjournments of the special meeting, if necessary.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.